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                                                                    EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
MONDAY, MARCH 26, 2001

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370


                        SMITH INTERNATIONAL, INC. REPORTS
                         IMPROVED FIRST QUARTER OUTLOOK

   HOUSTON, Texas (March 26, 2001)... Smith International, Inc. (NYSE: SII) is scheduled to make an investor presentation at the Howard Weil Energy Conference on March 26, 2001, during which management will discuss the Company's financial outlook for the first quarter of 2001.

   Revenues for the current quarter are expected to be in the $850 million range, more than 35 percent above amounts reported in the first quarter of 2000 and 12 percent higher sequentially. While results for the period have not yet been consolidated, the Company believes earnings per share on a diluted basis will be at, or slightly above, 65 cents for the period ending March 31, 2001. Smith reported earnings per share of 23 cents and 52 cents for the first and fourth quarters of 2000, respectively.

   The projected 25 percent improvement in earnings on a sequential quarter basis is attributable to increased activity levels in North America and Europe/Africa, as well as the impact of pricing in the oilfield segment. The Company expects to report improved revenues and profitability levels across each of its business units, as compared to the prior year and prior quarter periods.

   Financial results for the first quarter are scheduled to be released Wednesday, April 18, 2001.
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   Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

   Certain comments contained in this news release concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "expected," "believes" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Securities and Exchange Commission.